Exhibit 10.1

AMENDMENT NO. 1

to

GENERAL MANAGER EMPLOYMENT CONTRACT

This Amendment No. 1 to General Manager Employment Contract (this “Amendment”) is entered into as of March 21, 2019 between AstroNova, Inc., a Rhode Island corporation formerly known as Astro-Med, Inc. (the “Company”), on behalf of itself and AstroNova GmbH, a German Gesellschaft mit beschränkter Haftung and wholly owned subsidiary of the Company, and Michael Morawetz (the “General Manager”).

WHEREAS, the Company and the General Manager are parties to that certain General Manager Employment Contract (the “Agreement”) dated November 18, 2014.

WHEREAS, the Company and the General Manager wish to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree, and agree to amend the Agreement, as follows.

1)	Section 5 of the Agreement shall be amended by deleting the last sentence of the first paragraph thereof and replacing it with the following:

The General Manager shall be eligible to receive long-term incentive compensation in accordance with the provisions set forth in Attachment 1.

2)	Attachment 1 to the Agreement shall be replaced in its entirety by Attachment 1 to this Amendment.

3)

No Other Amendments; Conflicts. No term or provision of the Agreement shall be affected by this Amendment unless specifically set forth herein, and any term or provision not affected by this Amendment shall remain in full force and effect following the date hereof. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control. This Amendment shall be part of the Agreement. References in the Agreement to “the Agreement” or “this Agreement” shall mean the Agreement as amended by this Amendment.

4)

Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the laws of the Germany, without regard to conflict of law principles that would result in the application of any law other than the law of Germany.

5)

Relinquishment of Prior Awards. The General Manager hereby relinquishes any right, title or interest in or relating to those certain stock options, time-based restricted stock units and performance-based restricted stock units of the Company authorized on June 4, 2018 by the Compensation Committee of the Board of Directors of the Company for issuance to the General Manager.

6)

Counterparts. This Amendment may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

AstroNova, Inc.		Michael Morawetz

By:	/s/ Gregory A. Woods	/s/ Michael Morawetz
Name:	Gregory A. Woods
Title:	President & CEO

[Signature Page to Amendment No. 1 to General Manager Employment Contract]

ATTACHMENT 1

General Manager Incentive Compensation

The General Manager shall be eligible to earn incentive compensation (“Incentive Compensation”) based on the achievement of annual performance objectives established by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The performance objectives applicable to the General Manager (the “Performance Goals”) shall be (i) annual EMEA Revenue and (ii) annual EMEA Standard Gross Profit. Annually, concurrently with the determination of incentive compensation targets under the Company’s Short Term Incentive Program (or any successor to that plan) for that year (the “Performance Year”), the Committee shall establish in writing a target value (the “Target”), Target bonus value (the “Target Award”), threshold value (the “Threshold”) and Threshold bonus value (the “Threshold Award”) for each of the Performance Goals for the Performance Year.

For purposes of this Attachment 1,

“EMEA Revenue” means the Company’s consolidated revenues for its Product Identification segment attributable to its European, Middle Eastern and African operations, as reflected in the Company’s regularly kept books and records;

“EMEA Standard Cost of Sales” means the Company’s consolidated costs of materials, direct labor and direct overhead for its Product Identification segment attributable to its European, Middle Eastern and African operations, as reflected in the Company’s regularly kept books and records; and

“EMEA Standard Gross Profit” for any period means the difference of EMEA Revenue for that period minus EMEA Standard Cost of Sales for that period.

Performance under each Performance Goal for a Performance Year shall be calculated independently by the Committee to determine the amount of Incentive Compensation payable for each Performance Goal as follows:

•	If the actual performance of the Company is:

•	less than the applicable Threshold, the amount of Incentive Compensation payable for that Performance Goal shall be zero;

•	equal to the applicable Threshold, the amount of Incentive Compensation payable for that Performance Goal shall be equal to the applicable Threshold Award; and

•	equal to or greater than the applicable Target, the amount of Incentive Compensation payable for that Performance Goal shall be equal to the applicable Target Award.

If actual performance is greater than the applicable Threshold but less than the applicable Target, the amount of Incentive Compensation payable for that Performance Goal shall be calculated using linear interpolation between the applicable Threshold Award and the applicable Target Award to reflect the achievement between the Threshold and the Target.

The Committee shall determine the Company’s performance under the Performance Goals and calculate the amount, if any, of Incentive Compensation payable with respect to each Performance Goal as promptly as practicable following the end of each Performance Year and in any event not later than seventy-five (75) days following the end of the Performance Year (the date such determination and calculation is finalized by the Committee, the “Determination Date”).

Any Incentive Compensation earned by the General Manager hereunder shall be paid in three equal tranches as follows: (i) on or as promptly as practicable following the applicable Determination Date, (ii) on the first anniversary of the applicable Determination Date and (iii) on the second anniversary of the applicable Determination Date (each a “Payment Date”).

In the event of the General Manager’s death, Disability, or Retirement (each, a “Termination Event”) during a Performance Year, then:

(i)    if the Termination Event occurs during the first six (6) months of a Performance Year, the General Manager shall not be entitled to receive any amounts in respect of the Company’s performance under the Performance Goals for that Performance Year;

(ii)    if the Termination Event occurs during the last six (6) months of a Performance Year, the General Manager shall be entitled to receive a pro rata portion of the incentive compensation that the General Manager would have been entitled to receive in respect of the Company’s performance under the Performance Goals for that Performance Year if the General Manager had remained employed until the Determination Date for such Performance Year, prorated to the date of the Termination Event; and

(iii)    if the Termination Event occurs after the end of a Performance Year but prior to the Determination Date for such Performance Year, the Grantee shall be entitled to receive the Incentive Compensation that the General Manager would have been entitled to receive in respect of the Company’s performance under the Performance Goals for that Performance Year if the General Manager had remained employed until the Determination Date for such Performance Year.

In the event of a Termination Event described in clause (i) above, the Company shall pay to the General Manager as promptly as practicable following the date of such Termination Event any amounts of Incentive Compensation that were earned with respect to a prior Performance Year, but which remain unpaid as of such time. In the event of a Termination Even described in clause (ii) or clause (iii) above, on or promptly following the next Determination Date, the Company shall pay to the General Manager all Incentive Compensation that was earned but which remains unpaid as of such time.

If the General Manager’s employment by the Company terminates for any reason other than a Termination Event, the General Manager shall not be entitled to receive and shall forfeit his right to any then-unpaid Incentive Compensation.

In connection with its establishment of Targets, Target Awards, Thresholds and Threshold Awards for a Performance Year, the Committee may also establish a retention award (a “Retention Award”) for that Performance Year. Unless otherwise specified by the Committee at the time of the establishment of the Retention Award, a Retention Award for a Performance Year shall become earned in three equal tranches on each of the Payment Dates for the applicable Performance Year, conditioned upon the General Manager’s continued employment by the Company through the relevant Payment Date. Any amount so earned shall be paid as promptly as practicable after it has been earned on one of such Payment Dates. In the event that the General Manager’s employment by the Company shall terminate for any reason or no reason on or before one of such Payment Dates, the General Manager shall not be entitled to receive any payment under the applicable Retention Award on such Date or any subsequent Payment Date and shall not be entitled to receive and shall forfeit his right to any then-unpaid portion of such Retention Award.

Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined below) occurs during a Performance Year, the Company’s performance under the Performance Goals for that Performance Year shall be calculated based on the Projected EMEA Revenue (as defined below) and Projected EMEA Standard Gross Profit (as defined below) as of the end of the Performance Year, as determined by the Committee in its sole discretion, and all then-unpaid Incentive Compensation and any unpaid Retention Award shall be paid upon the consummation of the Change of Control.

“Change of Control” means

(a)    the acquisition of more than 50% of the beneficial ownership of the combined voting securities of the Company by any person or group (as such terms are used in Section 13(d) and 14(d) of the U.S. Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the date of the Amendment;

(b)    the consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of such entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, provided that the forgoing shall not apply if the transaction is structured as “merger of equals” and the Company’s board of directors (the “Board”) determines that a Change in Control has not occurred under the Company’s 2018 Equity Incentive Plan;

(c)    the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company; or

(d)    a change in the composition of the Board during any period of twenty-four months after the date of the Amendment, such that the individuals who at the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the date of the Amendment, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a two-thirds (2/3) of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of “Persons” (as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than the Board shall not be so considered as a member of the Incumbent Board.

“EMEA Revenue Rate of Change” means the rate of change (which may be positive or negative) in the EMEA Revenue for the portion of a Performance Year beginning on February 1 of that year and ending on the last day of the Company’s last complete fiscal quarter preceding a Change in Control compared to the corresponding period in the immediately preceding fiscal year.

“Projected EMEA Revenue” means, as of the date of a Change of Control, an amount equal to the product of (i) EMEA Revenue for the most recently completed fiscal year multiplied by (ii) the sum of one plus the EMEA Revenue Rate of Change.

“Projected EMEA Standard Gross Profit” means, as of the date of a Change of Control, the product of (i) the quotient of (A) EMEA Standard Gross Profit divided by (B) EMEA Revenue (each for the portion of a Performance Year beginning on February 1 of that year and ending on the last day of the Company’s last complete fiscal quarter preceding a Change in Control) multiplied by (ii) the Projected EMEA Revenue.

The Committee shall have full and final authority to make all determinations with respect to Incentive Compensation payable pursuant to the terms of this Attachment, including to determine the Targets, Target Awards, Thresholds, Threshold Awards and Retention Award, if any, for each Performance Year, to construe and interpret the provisions of this Attachment, to determine the Company’s actual performance with respect to Performance Goals and to calculate the amount, if any, payable hereunder as a result of the Company’s performance, to determine whether a Change of Control has occurred and calculate the Projected EMEA Revenue and the Projected EMEA Standard Gross Profit, and to make all other decisions and determinations as the Committee may deem necessary or advisable with respect hereto, provided that in calculating the Company’s actual performance with respect to Performance Goals, the Committee shall apply the same currency exchange rates as it used in determining the Performance Goals. Any determination by the Committee will be final and binding on the Company and the General Manager.

For purposes of this Attachment 1, all references to the General Manager’s employment by the Company shall mean the General Manager’s employment by the Company or any of its direct or indirect subsidiaries.